Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-06741 and No. 333-109777) pertaining to the WesBanco, Inc. KSOP of our report dated June 3, 2005, with respect to the financial statements and schedules of the WesBanco, Inc. KSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

June 28, 2005
Pittsburgh, Pennsylvania